Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Akeena Solar, Inc. on Form SB-2 of our report dated August 1, 2006, with respect to our audit of the consolidated statements of operations, changes in stockholders’ equity and cash flows of Akeena Solar, Inc. for the year ended December 31, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
April 5, 2007